Exhibit 3.1
                      CERTIFICATE OF DETERMINATION OF
                  PREFERENCES OF SERIES C PREFERRED STOCK OF
                            SIGMA DESIGNS, INC.

     The undersigned, Thinh Q. Tran and Kit Tsui, hereby certify that:

1. They are the duly elected President and Secretary, respectively, of Sigma Designs, Inc., a California corporation (the "Corporation").

2. The Corporation hereby designates Three Thousand (3,000) shares of Series C Preferred Stock.

3. None of the shares of the Series C Preferred Stock have been issued.

4. Pursuant to authority given by the Corporation's Second Restated Articles of Incorporation, as amended, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

WHEREAS, the Second Restated Articles of Incorporation of the
Corporation, as amended, provide for a class of shares known as Preferred Shares, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Corporation is authorized within the limitations and restrictions stated in the Second Restated Articles of Incorporation to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed on any wholly unissued series of Preferred Shares, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

WHEREAS, the Corporation has not issued any shares of Series C Preferred Stock and the Board of Directors of this Corporation desires to determine the rights, preferences, privileges, and restrictions relating to this series of Preferred Stock, and the number of shares constituting said Series C and the designation of said series;

NOW, THEREFORE, BE IT

RESOLVED: That the President and the Secretary of this Corporation are each authorized to execute, verify and file a certificate of determination of preferences with respect to the Series C Preferred Stock in accordance with the laws of the State of California.

RESOLVED FURTHER: That the Board of Directors hereby determines the rights, preferences, privileges and restrictions relating to said Series of Preferred Stock shall be as set forth below:

"A.     Three thousand of the authorized shares of Preferred Stock of the
Corporation, none of which have been issued or are outstanding, are hereby designated "Series C Convertible Preferred Stock" (the "Series
C Preferred Stock").

B. The rights, preferences, privileges, restrictions and other matters relating to the Series C Preferred Stock are as follows:

     1.      Dividend Rights.  The holders of Series C Preferred
Stock shall be entitled to receive, but only out of funds that are legally available therefor, in cash upon the occurrence of an event described in Section 3 below, or quarterly in arrears, in cash or Common Stock of the Corporation, at the option of the Corporation, upon the conversion of the Preferred Stock described in Section 5 below (as to the number of shares of Preferred Stock so converted), dividends at the rate of eight percent (8%) of the "Original Issue Price" of the Series C Preferred Stock per annum, accruing daily on the basis of a 360-day year commencing with the issuance of such Series C Preferred Stock, on each outstanding share of Series C Preferred Stock. The Original Issue Price of the Series C Preferred Stock (as adjusted for any combination, consolidation, shares distributions or shares dividends with respect to such shares) shall be equal to $1,000.00 per share.

     2. Voting Rights. Except as otherwise provided by law, the holders of Series C Preferred Stock shall have no voting rights and their consent shall not be required (except to the extent required by law) for taking any corporate action.

     3.      Rank, Liquidation, Dissolution or Winding Up. The
Series C Preferred Stock shall rank (i) prior to the Corporation's common stock, no par value per share, (ii) prior to any class or series of capital stock of the Corporation hereafter created, unless such class or series by its terms specifically ranks senior to or in parity with Series C Preferred Stock, (iii) pari passu with the Series A Preferred Stock and Series B Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series C Preferred Stock ("Pari Passu Securities"), and
(iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series C Preferred Stock, and in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of the Common Stock and in pari passu with the Pari Passu Securities by reason of their ownership thereof, an amount equal to the Original Issue Price, plus an amount equal to accrued and unpaid dividends on such Series C Preferred Stock to the date of such payment (the "Liquidation Preference"). If, upon occurrence of such event the assets and funds thus distributed among the holders of the Series C Preferred Stock and the Pari Passu Securities shall be insufficient to permit the holders of the Series C Preferred Stock the full Liquidation Preference and the Pari Passu Securities the liquidation preference payable thereon, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series C Preferred Stock and the Pari Passu Securities in proportion to the liquidation preference payable thereon and the number of shares held by each such holder of Series C Preferred Stock or Pari Passu Securities. After payment has been made to the holders of the Series C Preferred Stock and the Pari Passu Securities of the liquidation preferences payable thereon, the holders of the Common Stock shall be entitled to receive the remaining assets of the Corporation, if any.

     4. Consolidation, Merger, Exchange, Etc. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Stock is exchanged for or changed into other shares or securities, money and/or any other property, then in any such case the Series C Preferred Stock shall at the same time be either, at the option of the Corporation, (a) similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such preferred stock with (to the extent possible) the same relative rights and preferences as the Series C Preferred Stock or (b) converted into the shares of stock and other securities, money and/or any other property receivable upon or deemed to be held by holders of Common Stock immediately following such consolidation, merger, combination, statutory share exchange or other transaction, and the holders of the Series C Preferred Stock shall be entitled upon such event to receive such amount of securities, money and/or any other property as the shares of the Common Stock of the Corporation into which such shares of Series C Preferred Stock could have been converted immediately prior to such consolidation, merger, combination, statutory share exchange or other transaction would have been entitled

     5.      Conversion.

          (a) Conversion at the Option of the Holder. Subject to the redemption provisions of Section 9 below, at the option of the holder of the Series C Preferred Stock, the Series C Preferred Stock held by such holder may be converted into fully paid and nonassessable shares of the Corporation's Common Stock. The number of shares of Common Stock each share of Series C Preferred Stock shall be convertible into shall be calculated by dividing the Original Issue Price of the Series C Preferred Stock to be converted by the lesser of: (x) $7.00 (as appropriately adjusted for any stock splits, combinations, recapitalizations and the like of the Corporation's Common Stock after the date the first share of Series C Preferred Stock is issued (each a "Recapitalization")) and (y) the average closing sale trading market price of the Corporation's Common Stock, on the Nasdaq Stock Market or Small-Cap Market, the American Stock Exchange or the New York Stock Exchange, whichever is the principal exchange or trading market for the Common Stock (the "Principal
Market"), over the five-day trading period ending on the day prior to conversion (the "Conversion Price"); provided, however, that the Conversion Price shall not be less than $4.00 (as appropriately adjusted for any Recapitalization) in any case.

          (b)     Automatic Conversion.  Any Series C Preferred
Stock that is outstanding on the first anniversary of the initial issuance of the Series C Preferred Stock will be automatically converted into shares of the Corporation's Common Stock (the "Automatic Conversion") as provided above; provided, however, that if the Conversion Price on such first anniversary date is less than $4.00 (as appropriately adjusted for any Recapitalization), the Automatic Conversion shall instead be effected on such date as the average closing sale trading market price of the Corporation's Common Stock on the Principal Market shall be no less than $4.00 (as appropriately adjusted for any Recapitalization) for the five-day trading period ending on such date as the Automatic Conversion shall be effected.

          (c)     Reservation of Stock Issuable Upon Conversion.
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series
C Preferred Stock. To the extent that at any time there are fewer shares of Common Stock available than are required to effect such conversion, the Common Stock will be allocated on a pro rata basis among holders of Series C Preferred Stock derived from the proportion of Series C Preferred Stock each holder of Series C Preferred Stock holds upon the closing of the transaction. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose except as limited by Section 5(d).

          (d) Mechanisms for Effecting Conversions. The holder shall effect conversions by surrendering the certificate or certificates representing the shares of Series C Preferred Stock to be converted to the Corporation, together with the form of conversion notice attached hereto as Exhibit A (the "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Series C Preferred Stock to be converted, which number shall be no less than 50 shares of Preferred Stock, and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Conversion Notice by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 11.
If the holder is converting less than all shares of Series C Preferred Stock represented by the certificate or certificates tendered by the holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Corporation shall convert up to the number of shares of Series C Preferred Stock which can be so converted and shall promptly deliver to such holder a certificate for such number of shares as have not been converted.

     6. Fractional Shares. In lieu of any fractional shares to which the holder of the Series C Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price of one share of the Corporation's Common Stock on the trading day prior to conversion, if such price is available.
 If such price is not available, this Corporation shall pay cash for fractional shares equal to such fraction multiplied by the fair market value of one share of Series C Preferred Stock as determined by the Board of Directors of this Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

     7.      Minimal Adjustments.  No adjustment in the Original
Issue Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

     8.      Adjustment of Conversion for Dividend and Distributions.

          (a) In the event the Corporation shall at any time after issuance of the Series C Preferred Stock declare or pay any dividend or other distribution on Common Stock, payable in Common Stock or other securities or rights convertible into, or exchangeable for, Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a greater or lesser number of Common Stock, then in each such case the number of Common Stock issuable upon the conversion of the Series C Preferred Stock shall be adjusted (the "Adjustment") by multiplying the number of Common Stock to which the holder was entitled before such event by a multiplier X/Y determined as follows:

     X       =       The number of Common Stock outstanding
                     immediately after such event.

     Y       =       The number of Common Stock that were outstanding
                     immediately prior to such event.

          (b) In the event the Corporation shall at any time after issuance of the Series C Preferred Stock, distribute to holders of its Common Stock, other than as part of a dissolution or liquidation or the winding up of its affairs, any shares of its capital stock, any evidence of indebtedness, or other securities or any of its assets (other than Common Stock or securities convertible into or exchangeable for Common Stock), then, in any such case, the Preferred Stock holder shall be entitled to receive, upon conversion of the Series C Preferred Stock, with respect to each share of Common Stock issuable upon such conversion, the amount of cash or evidence of indebtedness or other securities or assets which such Series C Preferred Stock holder would have been entitled to receive with respect to each such share of Common Stock as a result of the happening of such event had the Series C Preferred Stock holder converted to Common Stock immediately prior to the record date or other date determining the shareholders entitled to participate in such distribution (the "Determination Date") or, in lieu thereof, if the Board of Directors of the Corporation should so determine at the time of such distribution, a reduced Conversion Price determined by multiplying the Conversion Price on the Determination Date by a fraction, the numerator of which is the result of such Conversion Price reduced by the value of such distribution applicable to one share of Common Shares (such value to be determined in good faith by the Corporation's Board of Directors) and the denominator of which is such Conversion Price.

          (c) In the event an Adjustment is made by the Corporation, the Corporation shall notify each holder of Series C
Preferred Stock as soon as is commercially practicable and, if deemed necessary, shall explain briefly to each holder the Adjustment procedure and the reason for the Adjustment.

     9.      Redemption at Option of Corporation.

          (a) (i) In the event that the average closing sale trading market price of the Corporation's Common Stock on the Principal Market for any consecutive five (5) trading day period is equal to or in excess of $10.00 per share (as appropriately adjusted for any Recapitalization); or (ii) following the first anniversary of the initial issuance of the Series C Preferred Stock, in the event that the average closing sale trading market price of the Corporation's Common Stock on the Principal Market for any consecutive five (5) trading day period is less than $4.00 per share (as appropriately adjusted for any Recapitalization), the Corporation shall have the right to redeem all or part (on a pro rata basis in proportion to each holder's ownership of Series C Preferred Stock) of the then outstanding shares of Series C Preferred Stock at the Original Issue Price of the Series C Preferred Stock in cash (the "Redemption Price"). In the event the Corporation elects to effect such redemption of the Series C Preferred Stock, notice of such election shall be required to be delivered by the Corporation in accordance with Section 11 hereof and such notice shall specify the date fixed for redemption, which shall not be greater than twenty (20) days following deemed delivery of the redemption notice (the "Redemption Date"), the number of shares to be redeemed, the applicable Redemption Price and the place at which payment may be obtained. The redemption notice shall call upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed. Except as provided in
Section 9(c) below, on or after the close of business on the Redemption Date, each holder of Series C Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the redemption notice. Thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled.

          (b) From and after the Redemption Date, unless there has been a default in payment of the Redemption Price, all dividends, if any, on the Series C Preferred Stock to be redeemed will cease to accrue thereon, all rights of holders of such shares of Series C Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of the applicable certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books on the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series C Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Series C Preferred Stock to be redeemed on such date, then those funds that are legally available shall be used to redeem the maximum possible number of shares of Series C Preferred Stock ratably among the holders in proportion to the amount each such holder otherwise would be entitled to receive (including declared but unpaid dividends, if any) if the funds were not insufficient. The shares of Series C Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights, privileges and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of the Series C Preferred Stock, such funds shall immediately be set aside for the redemption of the balance of the shares that the Corporation has become obligated to redeem as of the Redemption Date.

          (c) Notwithstanding any provision of Section 5 with respect to limitations on the amount of shares of Series C Preferred Stock which may be otherwise be converted into shares of the Corporation's Common Stock, in the event of a notice of redemption as provided in Section 9(a) above by the Corporation, holders of shares of Series C Preferred Stock shall be entitled to convert all, but not less than all, shares of Series C Preferred Stock at the Conversion Price. By surrendering the certificate or certificates representing the shares of Series C Preferred Stock to be converted to the Corporation, together with a Conversion Notice for all of the shares held by such holder of Series C Preferred Stock on or prior to five (5) days following deemed delivery of the redemption notice described in Section 9(a). Unless an earlier Conversion Date is specified in the Conversion Notice, such conversion shall be deemed to occur on the Redemption Date.

     10.     Vote to Change the Terms of Series C Preferred Shares.
The approval of the Board of Directors and the affirmative vote at a meeting duly called by the Board of Directors for such purpose (or the written consent without a meeting) of the holders of not less than two-thirds (2/3) of the then outstanding Series C Preferred Stock shall be required to amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series C Preferred Stock.

     10. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon delivery to the party to be notified in person or upon delivery by courier service or upon delivery after deposit with the United States mail, by registered or certified mail, postage prepaid, or upon receipt by the party of a facsimile copy, addressed (a) if to a holder of Series C Preferred Stock, at such address of such holder of Series C Preferred Stock set forth in Exhibit B, or at such other address as such holder of Series C Preferred Stock shall have furnished to Sigma Designs, Inc. in writing, or (b) if to any other holder of any Shares, at such address as such holder shall have furnished Sigma Designs, Inc. in writing, or, until any such holder so furnishes an address to Sigma Designs, Inc. then to and at the address of the last holder of such Shares who has so furnished an address to Sigma Designs, Inc. or (c) if to Sigma Designs, Inc. one copy should be sent to Sigma Designs, Inc., 46501 Landing Parkway, Fremont, California 94538 and addressed to the attention of the Corporate Secretary, or at such other address as Sigma Designs, Inc. shall have furnished to the holders of Series C Preferred Stock."

             [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned each declares under penalty of perjury that the matters set out in the foregoing certificate are true of his and her knowledge, and the undersigned have executed this certificate at Fremont, California as of the 20th day of January, 1999.

                                   /s/ Thinh Q. Tran
                                   Thinh Q. Tran
                                   President

                                   /s/ Kit Tsui
                                   Kit Tsui
                                   Secretary


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                                  Exhibit A

                               SIGMA DESIGNS, INC.
                               CONVERSION NOTICE
                            AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series C Convertible Preferred Stock indicated below, into shares of Common Stock, no par value (the "Common Stock"), of Sigma Designs, Inc. (the "Corporation") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

                                     ----------------------------------------
                                      Date to Effect Conversion

                                     ----------------------------------------
                                      Number of Shares of Preferred Stock to
                                      be Converted (Not less than 50 shares
                                      of Preferred Stock)

                                     ----------------------------------------
                                      Applicable Conversion Price

                                     ----------------------------------------
                                      Signature

                                     ----------------------------------------
                                      Name:

                                     ----------------------------------------
                                      Address:















                                  Exhibit B

                              HOLDER ADDRESSES

1.      Preferred Hardware Distributors, Inc.
        Mailing Address:        c/o Mitsuba Southeast, Inc.
                                4775 River Green Parkway
                                Duluth, GA  30096
                                Attention:  Walter Huang, President
                                Fax Number770-622-1680

2.      JFIC Inc.
        Mailing Address:        c/o Utobia Corp
                                111 N. Hudson Avenue
                                Industry, CA  91744
                                Attention: Howard Chan, President
                                Fax Number:626-855-5072

3.      Multiventure Technologies, Inc.
        Mailing Address:        c/o Multiventure International, Inc.
                                20370 Town Center Lane, Suite 150
                                Cupertino, CA  95014
                                Attention:  James Mah, CEO
                                Fax Number:408-255-0439

4.      Jason Chan
        Mailing Address:        15961 Viewfield Road
                                Monte Sereno, CA 95030
                                Fax Number:510-770-2640